NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 23, 2010

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

IA Global, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-15863

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(e)

Section 1003(c)(i) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer if the issuer has sold or otherwise disposed of its principal operating assets or has ceased to be an operating company or has discontinued a substantial portion of its operations or business for any reason whatsoever, including, without limitation, such events as sale, lease, spin-off, distribution, foreclosure, discontinuance, abandonment, destruction, condemnation, seizure or expropriation. Where the issuer has substantially discontinued the business that it conducted at the time it was listed or admitted to trading, and has become engaged in ventures or promotions which have not developed to a commercial stage or the success of which is problematical, it shall not be considered an operating company for the purposes of continued trading and listing on the Exchange; and

(f)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of IA Global, Inc. (the “Company” or “IA Global”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       Income/(Loss) from Continuing Operations      Net Income/(Loss)

2009

($20,241,000)

($20,241,000)

2008

($8,149,000)

($8,259,000)

2007

($3,977,000)

($3,770,000)

2006

($686,000)

($2,071,000)

2005

($1,085,000)

($1,443,000)

9 Months Ended December 31,    Income/(Loss) from Continuing Operations    Net Income/(Loss)

2009

($6,784,000)

 $626,000

(b)

At December 31, 2009, the Company reported stockholders’ equity of $234,000.

(c)

Based on the Company’s registration statement on Form S-1, as well as conversations with the Company’s representatives, on December 8, 2009, the Company deconsolidated the operations of its wholly-owned subsidiary, Global Hotline, effective as of July 1, 2009.  As a result of the disposition of this subsidiary, the Company lost substantially all of its revenue source.  For the last fiscal year ended March 31, 2009, Global Hotline constituted over 90% of the Company’s total assets and almost 100% of the Company's revenues.

(d)

Since September 24, 2008, the Company’s stock has been trading below $0.10 per share.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On July 10, 2009, the Exchange notified the Company that it was not in compliance with Section 1003(f)(v) of the Company Guide in that the Company failed to effect a reverse split of its common stock within a reasonable time after being notified by the Exchange and that its continued listing was predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which Staff had determined to be no later than January 11, 2010.

(b)

On September 25, 2009, the Company was notified by the Exchange that following a review of its Form 10-K for the year ended March 31, 2009, IA Global was not in compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Company Guide.  In accordance with Section 1009 of the Company Guide, IA Global was given the opportunity to submit a business plan by October 26, 2009, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(c)

On October 27, 2009, IA Global submitted its plan to regain compliance to the Exchange (the “Plan”).

(d)

On December 23, 2009, the Exchange notified IA Global that the Plan did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Company Guide and that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated February 26, 2009 also notified the Company that it was not in compliance with Section 1003(c)(i) of the Company Guide.  Additionally, pursuant to Sections 1203 and 1009(d) of the Company Guide, IA Global was given a limited right to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by December 30, 2009.

(e)

On December 30, 2009, the Company requested an oral hearing to appeal the Staff Determination.

(f)

On February 17, 2010, a hearing, at which the Company’s representatives were present, was conducted before the Panel.  By letter dated February 19, 2010, the Exchange notified IA Global of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on NYSE Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(g)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period or at all and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Mark E. Scott, Chief Operating and Financial Officer of IA Global, Inc.

/s/

Janice O’Neill

Sr. Vice President – Corporate Compliance

NYSE Amex LLC